Exhibit 5.1

orrick, herrington & Sutcliffe LLP 51 W 52nd Street New York, New York 10019-6142 tel +1-212-506-5000 fax +1-212-506-5151 www.orrick.com

January 31, 2019

Citigroup Commercial Mortgage Securities Inc.
390 Greenwich Street
New York, New York 10013

Re:	Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates

Ladies and Gentlemen:

We have acted as counsel to Citigroup Commercial Mortgage Securities Inc. (the “Registrant”) in connection with the preparation of the Registrant’s Registration Statement on Form SF-3 (File No. 333-228597), as amended by the Pre-Effective Amendment No. 1 to Registration Statement on Form SF-3, dated the date hereof (as amended, the “Registration Statement”), relating to the issuance from time to time of the Registrant’s commercial mortgage pass-through certificates (the “Certificates”) in one or more series (each, a “Series”). The Registration Statement has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”). Each Series of Certificates will be issued under a separate pooling and servicing agreement (each, a “Pooling and Servicing Agreement”), each creating a separate common law trust under the laws of the State of New York as the issuing entity, and each generally between the Registrant as depositor, a trustee, one or more master servicers, a special servicer, a certificate administrator and/or tax administrator, an operating advisor, an asset representations reviewer (each as named therein), and such other parties as are identified in the prospectus for such Series of Certificates. A form of Pooling and Servicing Agreement will be included as an exhibit to and incorporated by reference in the Registration Statement.

In rendering the opinions set forth below, we have examined and relied upon the following as to matters of fact relevant to the opinions expressed herein: (1) the Registration Statement, including the form of prospectus constituting a part thereof, in the forms filed with the Commission; (2) the Pooling and Servicing Agreement, in the form filed with the Commission; and (3) such other documents, materials and authorities as we have deemed necessary in order to enable us to render our opinion set forth below. In our examination, we have assumed the following: (a) the genuineness of all signatures; (b) the legal capacity of natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents; (e) the conformity of the text of each document filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval System to the printed documents reviewed by us; and (f) the truth, accuracy and

January 31, 2019

completeness of the information, representations and warranties contained in the records, documents, instruments and certificates that we have reviewed. In rendering this opinion, we have further assumed that: (i) the Pooling and Servicing Agreement with respect to each Series of Certificates is executed and delivered substantially in the form to be filed as an exhibit to the Registration Statement; and (ii) the transactions contemplated to occur under the Registration Statement, the related Prospectus with respect to each Series of Certificates and the related Pooling and Servicing Agreement with respect to each Series of Certificates in fact occur in accordance with the respective terms thereof.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America. We express no opinion with respect to any Series of Certificates for which we do not act as counsel to the Registrant.

Based upon and subject to the foregoing, it is our opinion that:

1.       When a Pooling and Servicing Agreement for a Series of Certificates has been duly authorized, executed and delivered by or on behalf of each party thereto, and the Certificates of such Series have been duly executed, authenticated and delivered in accordance with the terms and conditions of such Pooling and Servicing Agreement and sold in the manner contemplated by the Registration Statement and in the prospectus relating to such Series, such Certificates will be validly issued and outstanding, fully paid and non-assessable, and the holders of such Certificates will be entitled to the benefits provided by such Pooling and Servicing Agreement.

2.       The descriptions of federal income tax consequences appearing under the heading “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” in the form of prospectus included as part of the Registration Statement, while not purporting to discuss all possible federal income tax consequences of an investment in the Certificates, accurately describe in all material respects the federal income tax consequences to holders of the Certificates that are discussed therein, under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such headings, under existing law and subject to the qualifications and assumptions set forth therein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and, with respect to any Series of Certificates for which we act as counsel to the Registrant, to the reference to Orrick, Herrington & Sutcliffe LLP and the discussion of our opinions set forth under the headings “Legal Matters” and “Material Federal Income Tax Consequences” in the form of prospectus included as part of the Registration Statement. In giving such consent, we do not consider that we are an “expert” within the meaning of the Act or

January 31, 2019

the rules and regulations of the Commission issued thereunder with respect to any portion of the Registration Statement.

In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP